Exhibit 99.1

For:	Immediate Release	Contact:	Larry Lentych
	October 25, 2012		Andrea Short
574-235-2000

1ST SOURCE INCREASES THIRD QUARTER INCOME

DIVIDEND ANNOUNCED

South Bend, IN – 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today announced third quarter net income of $13.01 million, an increase of 12.69% over the $11.54 million in the third quarter of 2011. For the first three quarters of the year, net income was $37.29 million versus $37.01 million a year earlier, a 0.74% increase. Diluted net income per common share for the third quarter of 2012 was $0.53 versus $0.47, up 12.77% over the same period in 2011. Diluted net income per common share for the first three quarters was $1.51 in 2012 and 2011.
At the October meeting, the Board of Directors approved a cash dividend of $0.17 per common share, an increase of 6.25% over the third quarter a year ago. The dividend is payable on November 15, 2012 to shareholders of record on November 5, 2012.
Christopher J. Murphy III, Chairman of 1st Source, commented, “It was another good quarter for 1st Source Corporation.  From a year ago, our quarterly net income was up 12.7%, we had nice growth in loans and deposits, our nonperforming assets continued to decline, and our net charge-offs were down allowing for a lower provision for loan and lease losses. We are, however, seeing more margin pressure due to the Federal Reserve’s efforts to lower interest rates. The spread between the income on loans and the cost of deposits continues to narrow as deposit rates reach their floors. Also, the government has put enormous pressure on fees and costs.”
“This was also a quarter to grow our market. We broke ground on two new banking centers in Indiana – Nappanee and Columbia City. We enhanced our online banking product making it easier to navigate, adding great features such as purchase rewards and the ability to include outside accounts giving a clearer financial picture for our client. We are upgrading our ATM network with more features and branding elements; and we continue to hone our processes, making them quicker, smoother and more in touch with the client’s point of view. Our client focus is strong - providing distinctive convenience, straight talk and sound advice, always keeping our clients’ best interests in mind,” Mr. Murphy concluded.
As of September 30, 2012, the 1st Source common equity-to-assets ratio was 12.34% compared to 12.00% a year ago and the tangible common equity to tangible assets ratio was 10.59% compared to 10.17% a year earlier. Common shareholders' equity was $553.67 million, up 7.12% from the $516.88 million reported a year ago. Total assets at the end of the third quarter of 2012 were $4.49 billion, up 4.23% from a year ago. Total loans and leases were $3.27 billion, up 6.00% from September 30, 2011. Total deposits were $3.57 billion, up 3.51% from the comparable figures at September 30, 2011.

The reserve for loan and lease losses as of September 30, 2012 was 2.55% of total loans and leases compared to 2.73% at September 30, 2011. Net charge-offs were $0.45 million in the third quarter 2012, compared with net charge-offs of $2.06 million in the same quarter a year ago. Year-to-date, net charge-offs of $3.10 million have been recorded in 2012, compared to net charge-offs of $6.19 million through September 30, 2011. The ratio of nonperforming assets to net loans and leases was 1.51% as of September 30, 2012, down from 2.43% on September 30, 2011.
Noninterest income for the third quarter was $20.31 million, compared to $20.23 million for the same period in 2011. For the nine months, noninterest income was $60.62 million, versus $60.61 million from 2011. Increased mortgage banking income for the third quarter and year-to-date was offset by decreased equipment rental income resulting in relatively flat noninterest income during 2012 as compared to 2011.
Noninterest expense for the third quarter was $37.19 million compared to $37.15 million reported in the third quarter a year earlier. Noninterest expense for the first nine months of 2012 was $111.82 million versus $111.57 million for the same period of 2011. Increased salary and employee benefit expenses were offset by decreased depreciation on leased equipment causing noninterest expense to remain relatively flat during 2012 as compared to 2011.
1st Source serves the northern half of Indiana and southwest Michigan with its community banking, insurance and wealth management services, and nationally and internationally with specialty financing and leasing services. 1st Source distinguishes itself with highly personalized service and a comprehensive range of consumer and commercial banking services delivered through its community bank offices. 1st Source Bank provides services for businesses nationally by offering specialized financing of  automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment, and nationally and internationally, for new and used private and cargo aircraft. The Corporation includes 75 community banking centers, 9 trust and wealth management locations, and 8 1st Source Insurance offices located within 17 counties of northern Indiana and southwestern Michigan and 22 specialty finance locations nationwide. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in assuring a strong social safety net and continued economic development in the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.

1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

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1st SOURCE CORPORATION
3rd QUARTER 2012 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
END OF PERIOD BALANCES
Assets			$4,488,219	$4,305,941
Loans and leases			3,268,413	3,083,294
Deposits			3,568,668	3,447,585
Reserve for loan and lease losses			83,499	84,210
Intangible assets			87,796	88,000
Common shareholders' equity			553,668	516,879

AVERAGE BALANCES
Assets	$4,499,425	$4,342,406	$4,447,453	$4,396,250
Earning assets	4,206,982	4,033,723	4,145,500	4,086,144
Investments	854,994	873,753	876,183	913,696
Loans and leases	3,268,304	3,096,168	3,189,526	3,083,747
Deposits	3,583,174	3,477,448	3,553,531	3,557,883
Interest bearing liabilities	3,243,445	3,211,939	3,230,802	3,299,348
Common shareholders' equity	549,963	513,556	541,040	501,774

INCOME STATEMENT DATA
Net interest income	$37,907	$36,626	$113,267	$111,070
Net interest income - FTE	38,420	37,216	114,840	113,014
Provision for loan and lease losses	650	1,260	4,959	3,525
Noninterest income	20,305	20,230	60,618	60,607
Noninterest expense	37,193	37,148	111,819	111,567
Net income	13,005	11,540	37,287	37,013

PER SHARE DATA
Basic net income per common share	$0.53	$0.47	$1.52	$1.51
Diluted net income per common share	0.53	0.47	1.51	1.51
Common cash dividends declared	0.17	0.16	0.49	0.48
Book value per common share	22.80	21.35	22.80	21.35
Tangible book value per common share	19.19	17.71	19.19	17.71
Market value - High	23.97	24.00	26.79	24.00
Market value - Low	21.40	19.36	20.51	17.86
Basic weighted average common shares outstanding	24,279,178	24,213,063	24,267,535	24,246,041
Diluted weighted average common shares outstanding	24,289,495	24,223,432	24,278,160	24,255,357

KEY RATIOS
Return on average assets	1.15%	1.05%	1.12%	1.13%
Return on average common shareholders' equity	9.41	8.92	9.21	9.86
Average common shareholders' equity to average assets	12.22	11.83	12.17	11.41
End of period tangible common equity to tangible assets	10.59	10.17	10.59	10.17
Risk-based capital - Tier 1	15.10	14.96	15.10	14.96
Risk-based capital - Total	16.42	16.26	16.42	16.26
Net interest margin	3.63	3.66	3.70	3.70
Efficiency: expense to revenue	61.98	63.25	62.43	62.89
Net charge offs to average loans	0.05	0.26	0.13	0.27
Loan and lease loss reserve to loans and leases	2.55	2.73	2.55	2.73
Nonperforming assets to loans and leases	1.51	2.43	1.51	2.43

ASSET QUALITY
Loans and leases past due 90 days or more			$477	$624
Nonaccrual loans and leases			42,756	61,549
Other real estate			4,842	8,032
Former bank premises held for sale			1,101	1,514
Repossessions			1,248	4,918
Equipment owned under operating leases			32	389
Total nonperforming assets			50,456	77,026

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	September 30, 2012	September 30, 2011
ASSETS
Cash and due from banks	$54,635	$57,986
Federal funds sold and
interest bearing deposits with other banks	17,179	25,064
Investment securities available-for-sale
(amortized cost of $832,951 and $820,336 at
September 30, 2012 and 2011, respectively)	868,312	850,507
Other investments	22,364	18,974
Trading account securities	145	119
Mortgages held for sale	22,853	13,219

Loans and leases, net of unearned discount:
Commercial and agricultural loans	584,996	557,392
Auto, light truck and environmental equipment	456,665	442,127
Medium and heavy duty truck	167,709	152,703
Aircraft financing	685,800	613,706
Construction equipment financing	276,270	260,241
Commercial real estate	548,921	556,287
Residential real estate	436,909	404,063
Consumer loans	111,143	96,775
Total loans and leases	3,268,413	3,083,294
Reserve for loan and lease losses	(83,499)	(84,210)
Net loans and leases	3,184,914	2,999,084

Equipment owned under operating leases, net	58,496	75,096
Net premises and equipment	43,172	40,958
Goodwill and intangible assets	87,796	88,000
Accrued income and other assets	128,353	136,934

Total assets	$4,488,219	$4,305,941

LIABILITIES
Deposits:
Noninterest bearing	$634,795	$560,932
Interest bearing	2,933,873	2,886,653
Total deposits	3,568,668	3,447,585

Short-term borrowings:
Federal funds purchased and securities
sold under agreements to repurchase	119,749	124,779
Other short-term borrowings	16,886	16,159
Total short-term borrowings	136,635	140,938
Long-term debt and mandatorily redeemable securities	66,964	37,064
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	72,592	73,783
Total liabilities	3,934,551	3,789,062

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	346,535	346,535
Retained earnings	215,647	183,007
Cost of common stock in treasury	(30,360)	(31,408)
Accumulated other comprehensive income	21,846	18,745
Total shareholders' equity	553,668	516,879

Total liabilities and shareholders' equity	$4,488,219	$4,305,941

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Interest income:
Loans and leases	$40,610	$40,741	$120,824	$123,750
Investment securities, taxable	3,913	4,694	12,574	14,088
Investment securities, tax-exempt	826	934	2,526	3,124
Other	231	217	688	707
Total interest income	45,580	46,586	136,612	141,669

Interest expense:
Deposits	5,419	7,756	16,868	24,273
Short-term borrowings	36	77	136	240
Subordinated notes	1,647	1,647	4,942	4,942
Long-term debt and mandatorily redeemable securities	571	480	1,399	1,144
Total interest expense	7,673	9,960	23,345	30,599

Net interest income	37,907	36,626	113,267	111,070
Provision for loan and lease losses	650	1,260	4,959	3,525
Net interest income after provision for
loan and lease losses	37,257	35,366	108,308	107,545

Noninterest income:
Trust fees	4,055	3,902	12,407	12,305
Service charges on deposit accounts	4,708	4,748	14,028	13,622
Mortgage banking income	2,020	1,056	5,464	2,335
Insurance commissions	1,483	1,212	4,051	3,416
Equipment rental income	4,604	5,814	14,620	17,861
Other income	3,346	3,084	9,556	9,382
Investment securities and other investment gains	89	414	492	1,686
Total noninterest income	20,305	20,230	60,618	60,607

Noninterest expense:
Salaries and employee benefits	20,982	19,476	61,668	57,249
Net occupancy expense	1,652	2,237	5,660	6,608
Furniture and equipment expense	3,817	3,519	11,155	10,429
Depreciation - leased equipment	3,795	4,650	11,909	14,250
Professional fees	1,385	1,326	4,232	3,502
Supplies and communication	1,387	1,312	4,165	4,022
FDIC and other insurance	913	874	2,716	3,508
Business development and marketing expense	1,008	968	2,925	2,454
Loan and lease collection and repossession expense	1,866	1,387	4,346	4,211
Other expense	388	1,399	3,043	5,334
Total noninterest expense	37,193	37,148	111,819	111,567

Income before income taxes	20,369	18,448	57,107	56,585
Income tax expense	7,364	6,908	19,820	19,572

Net income	$13,005	$11,540	$37,287	$37,013

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com